Exhibit 10.4

Amendment to Agreement and Plan of Merger

This Amendment is dated November 14, 2024, by and between AtlasClear Holdings, Inc., (formerly New Pubco, Inc.) and Commercial Bancorp to amend the Agreement and Plan of Merger dated November 16, 2022 (Agreement).

For good and valuable consideration, the parties agree:

1.

That the parties expect to enter into a new and mutually agreed agreement for AtlasClear Holdings, Inc. to acquire the shares held by such shareholders of Commercial Bancorp. No Commercial Bancorp shareholder is required to agree to such amended or new agreement. Failure to enter into a new agreement or amendment to the Agreement shall constitute termination of the Agreement without liability.

2.

AtlasClear Holdings, Inc., shall issue to the shareholders of Commercial Bancorp, without additional compensation, 500,000 shares of Class A Common Stock at execution of this agreement which will provide a 6-month extension to May 14, 2025. The shares will be issued in a timely manner and will be registered in the individual shareholders names of Commercial Bancorp. Commercial Bancorp will provide the exact amount to be assigned to each shareholder. The shares will be issued at today’s (November 14, 2024) market price of $.175. Previously issued shares (40,000) to the Commercial Bancorp shareholders shall be cancelled as if not issued.

AtlasClear Holdings, Inc,

By:	/s/ Craig Ridenhour
Craig Ridenhour, President

Commercial Bancorp

By:	/s/ Wynema Gross
Wynema Gross, President